Exhibit 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com

AMGEN REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS

THOUSAND OAKS, Calif. (May 2, 2024) - Amgen (NASDAQ:AMGN) today announced financial results for the first quarter 2024.
“With many of our innovative products delivering strong growth and promising new medicines advancing through our pipeline, we are excited about delivering attractive long-term growth,” said Robert A. Bradway, chairman and chief executive officer.

Key results include:
•For the first quarter, total revenues increased 22% to $7.4 billion in comparison to the first quarter of 2023. Product sales grew 22%, driven by 25% volume growth.
◦Ten products delivered at least double-digit volume growth in the first quarter, including Repatha® (evolocumab), TEZSPIRE® (tezepelumab-ekko), EVENITY® (romosozumab-aqqg), BLINCYTO® (blinatumomab), and TAVNEOS® (avacopan).
◦U.S. volume grew 29% and ex-U.S. volume grew 17%.
◦Our performance included $914 million of sales from our Horizon Therapeutics (Horizon) acquisition, driven by several first-in-class, early-in-lifecycle medicines, including TEPEZZA® (teprotumumab-trbw), KRYSTEXXA® (pegloticase) and UPLIZNA® (inebilizumab-cdon).
◦Excluding sales from Horizon, our product sales grew 6%, driven by volume growth of 9%.
•GAAP loss per share was $0.21 for the first quarter of 2024 compared with GAAP earnings per share (EPS) of $5.28 for the first quarter of 2023, driven by a mark-to-market loss on our BeiGene, Ltd. equity investment and higher operating expenses, including higher amortization expense from Horizon-acquired assets and incremental expenses from Horizon, partially offset by higher revenues.
◦GAAP operating income decreased from $1.9 billion to $1.0 billion, and GAAP operating margin decreased 19.0 percentage points to 13.9%.
•Non-GAAP EPS decreased 1% from $3.98 to $3.96, due to higher operating and interest expenses driven by the Horizon acquisition, partially offset by higher revenues.
◦Non-GAAP operating income increased from $2.8 billion to $3.1 billion, and non-GAAP operating margin decreased 5.1 percentage points to 43.2%.
•The Company generated $0.5 billion of free cash flow for the first quarter of 2024 versus $0.7 billion in the first quarter of 2023. This decrease was driven by an $800 million tax deposit, partially offset by timing of working capital items.

AMGEN REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS

References in this release to “non-GAAP” measures, measures presented “on a non-GAAP basis” and “free cash flow” (computed by subtracting capital expenditures from operating cash flow) refer to non-GAAP financial measures. Adjustments to the most directly comparable GAAP financial measures and other items are presented on the attached reconciliations. Refer to Non-GAAP Financial Measures below for further discussion.

Product Sales Performance

Total product sales increased 22% for the first quarter of 2024 versus the first quarter of 2023, driven by 25% volume growth.

General Medicine

•Repatha® sales increased 33% year-over-year to $517 million in the first quarter, driven by 44% volume growth, partially offset by 13% lower net selling price. Repatha remains the global proprotein convertase subtilisin/kexin type 9 (PCSK9) segment leader, with over 2.9 million patients treated since launch.

•Prolia® (denosumab) generated $999 million of sales in the first quarter. Sales increased 8% year-over-year primarily driven by volume growth.

•EVENITY® sales increased 35% year-over-year to $342 million for the first quarter, primarily driven by volume growth.

Oncology

•BLINCYTO® sales increased 26% year-over-year to $244 million for the first quarter, driven by broad prescribing across academic and community segments for patients with B-cell precursor acute lymphoblastic leukemia (B-ALL).

•Vectibix® (panitumumab) generated $247 million of sales in the first quarter. Sales increased 6% year-over-year driven by higher net selling price and volume growth, partially offset by unfavorable foreign exchange impact.

•KYPROLIS® (carfilzomib) sales increased 5% year-over-year to $376 million for the first quarter, primarily driven by volume growth outside the U.S.

•LUMAKRAS®/LUMYKRAS™ (sotorasib) sales increased 11% year-over-year to $82 million for the first quarter, driven by volume growth.

•XGEVA® (denosumab) sales increased 5% year-over-year to $561 million for the first quarter, primarily driven by volume growth outside the U.S. and higher net selling price, partially offset by lower volume in the U.S.

•Nplate® (romiplostim) generated $317 million of sales in the first quarter. Sales decreased 12% year-over-year, primarily driven by volume decline in comparison to the first quarter of 2023, which included a U.S. government order of $82 million. Excluding the U.S. government order from this comparison, Nplate sales grew 13% year-over-year, primarily driven by volume growth.

•MVASI® (bevacizumab-awwb) generated $202 million of sales in the first quarter. Sales were flat year-over-year for the first quarter. Volume growth was largely offset by lower

AMGEN REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS

net selling price and unfavorable changes to estimated sales deductions. Going forward we expect continued net selling price erosion driven by competition.

Inflammation

•TEZSPIRE® generated $173 million of sales in the first quarter. Sales increased 80% year-over-year, primarily driven by volume growth. Healthcare providers recognize TEZSPIRE’s unique, differentiated profile and its broad potential to treat the 2.5 million patients worldwide with severe asthma who are uncontrolled, without any phenotypic or biomarker limitation.

•Otezla® (apremilast) generated $394 million of sales in the first quarter. Sales increased 1% year-over-year for the first quarter.

•Enbrel® (etanercept) generated $567 million of sales in the first quarter. Sales decreased 2% year-over-year driven by volume decline, partially offset by higher inventory levels. Moving forward, we expect modest volume growth offset by declining net selling price.

Otezla and Enbrel typically have lower sales in the first quarter relative to subsequent quarters due to the impact of benefit plan changes, insurance reverifications and increased co-pay expenses as U.S. patients work through deductibles.

•AMJEVITA®/AMGEVITA™ (adalimumab) generated $168 million of sales in the first quarter. Sales increased 2% year-over-year primarily driven by international growth, partially offset by lower inventory levels and unfavorable change to estimated sales deductions.

Rare Disease

Except for TAVNEOS®, the products listed below were added through the acquisition of Horizon on Oct. 6, 2023.

•TEPEZZA® (teprotumumab-trbw) generated $424 million of sales in the first quarter. TEPEZZA is the first and only FDA-approved treatment for thyroid eye disease (TED).

•KRYSTEXXA® (pegloticase) generated $235 million of sales in the first quarter. KRYSTEXXA is the first and only FDA-approved treatment for chronic refractory gout.

•UPLIZNA® (inebilizumab-cdon) generated $80 million of sales in the first quarter. UPLIZNA is used to treat adults with neuromyelitis optica spectrum disorders.

•TAVNEOS® generated $51 million of sales in the first quarter. Sales increased 122% year-over-year, driven by volume growth.

•Ultra rare products, which consist of RAVICTI® (glycerol phenylbutyrate), PROCYSBI® (cysteamine bitartrate), ACTIMMUNE® (interferon gamma-1b), BUPHENYL® (sodium phenylbutyrate) and QUINSAIR® (levofloxacin), generated $169 million of sales in the first quarter.

AMGEN REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS

Established Products

•Our established products, which consist of EPOGEN® (epoetin alfa), Aranesp® (darbepoetin alfa), Parsabiv® (etelcalcetide) and Neulasta® (pegfilgrastim), generated $613 million of sales. Sales decreased 19% year-over-year for the first quarter, driven by unfavorable changes to estimated sales deductions and volume declines. In the aggregate, we expect the year-over-year volume declines for this portfolio of products to continue.
Product Sales Detail by Product and Geographic Region

$Millions, except percentages	Q1 ’24			Q1 ’23	YOY Δ
	US	ROW	TOTAL	TOTAL	TOTAL
Repatha®	$273	$244	$517	$388	33%
Prolia®	657	342	999	927	8%
EVENITY®	236	106	342	254	35%
BLINCYTO®	153	91	244	194	26%
Vectibix®	120	127	247	233	6%
KYPROLIS®	234	142	376	358	5%
LUMAKRAS®/LUMYKRAS™	53	29	82	74	11%
XGEVA®	366	195	561	536	5%
Nplate®	190	127	317	362	(12%)
MVASI®	105	97	202	202	—%
TEZSPIRE®	173	—	173	96	80%
Otezla®	293	101	394	392	1%
Enbrel®	561	6	567	579	(2%)
AMJEVITA®/AMGEVITA™	30	138	168	164	2%
TEPEZZA®**	419	5	424	—	N/A
KRYSTEXXA®**	235	—	235	—	N/A
UPLIZNA®**	70	10	80	—	N/A
TAVNEOS®	45	6	51	23	*
Ultra rare products**	166	3	169	—	N/A
EPOGEN®	41	—	41	60	(32%)
Aranesp®	100	249	349	355	(2%)
Parsabiv®	65	40	105	91	15%
Neulasta®	87	31	118	249	(53%)
Other products***	301	56	357	309	16%
Total product sales	$4,973	$2,145	$7,118	$5,846	22%

*Change in excess of 100%
**Horizon-acquired products, and the Ultra rare products consist of RAVICTI®, PROCYSBI®, ACTIMMUNE®, BUPHENYL®, and QUINSAIR®.
***Consists of (i) KANJINTI®, Aimovig®, RIABNI®, Corlanor®, NEUPOGEN®, AVSOLA®, IMLYGIC®, Sensipar®/Mimpara™, BEKEMV™, and WEZLANA™/WEZENLA™, where Biosimilars total $176 million in Q1 ’24 and $121 million in Q1 ’23; and (ii) Horizon-acquired products including RAYOS®, PENNSAID®, and DUEXIS®.

N/A = not applicable

AMGEN REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS

Operating Expense, Operating Margin and Tax Rate Analysis
On a GAAP basis:
•Total Operating Expenses increased 54%. Cost of Sales as a percentage of product sales increased 15.6 percentage points driven by higher amortization expense from Horizon acquisition-related assets and, to a lesser extent, higher profit share and royalty expense, partially offset by the Puerto Rico excise tax. Research & Development (R&D) expenses increased 27% due to higher spend in later-stage clinical programs and marketed product support, including Horizon-acquired programs. Selling, General & Administrative (SG&A) expenses increased 44% primarily driven by commercial expenses related to Horizon-acquired products, general and administrative expenses, and acquisition-related costs. Other operating expenses consisted primarily of a net impairment charge for an in-process R&D asset and changes in contingent consideration liabilities, both related to our Teneobio, Inc. acquisition from 2021.
•Operating Margin as a percentage of product sales decreased 19.0 percentage points in the first quarter to 13.9%.
•Tax Rate decreased 83.7 percentage points primarily due to the GAAP net loss described above and the change in earnings mix as a result of the inclusion of the Horizon business.
On a non-GAAP basis:
•Total Operating Expenses increased 33%. Cost of Sales as a percentage of product sales increased 1.4 percentage points driven by higher profit share and royalty expense, partially offset by the Puerto Rico excise tax. R&D expenses increased 26% due to higher spend in later-stage clinical programs and marketed product support, including Horizon-acquired programs. SG&A expenses increased 40%, primarily driven by commercial expenses related to Horizon-acquired products, and general and administrative expenses.
•Operating Margin as a percentage of product sales decreased 5.1 percentage points in the first quarter to 43.2%.
•Tax Rate decreased 2.4 percentage points primarily due to the change in earnings mix as a result of the inclusion of the Horizon business and net favorable items in the quarter.

AMGEN REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS

$Millions, except percentages	GAAP			Non-GAAP
	Q1 ’24	Q1 ’23	YOY Δ	Q1 ’24	Q1 ’23	YOY Δ
Cost of Sales	$3,200	$1,720	86%	$1,340	$1,016	32%
% of product sales	45.0%	29.4%	15.6 pts.	18.8%	17.4%	1.4 pts.
Research & Development	$1,343	$1,058	27%	$1,317	$1,044	26%
% of product sales	18.9%	18.1%	0.8 pts.	18.5%	17.9%	0.6 pts.
Selling, General & Administrative	$1,808	$1,258	44%	$1,712	$1,224	40%
% of product sales	25.4%	21.5%	3.9 pts.	24.1%	20.9%	3.2 pts.
Other	$105	$148	(29%)	$—	$—	N/A
Total Operating Expenses	$6,456	$4,184	54%	$4,369	$3,284	33%

Operating Margin
operating income as % of product sales	13.9%	32.9%	(19.0) pts.	43.2%	48.3%	(5.1) pts.

Tax Rate	(66.2)%	17.5%	(83.7) pts.	15.4%	17.8%	(2.4) pts.

pts: percentage points
N/A = not applicable

Cash Flow and Balance Sheet
•The Company generated $0.5 billion of free cash flow in the first quarter of 2024 versus $0.7 billion in the first quarter of 2023. This decrease was driven by an $800 million tax deposit, partially offset by timing of working capital items.
•The Company’s first quarter 2024 dividend of $2.25 per share was declared on December 12, 2023, and was paid on March 7, 2024, to all stockholders of record as of February 16, 2024, representing a 6% increase from this same period in 2023.
•Cash and investments totaled $9.7 billion and debt outstanding totaled $64.0 billion as of March 31, 2024.

$Billions, except shares	Q1 ’24	Q1 ’23	YOY Δ
Operating Cash Flow	$0.7	$1.1	$(0.4)
Capital Expenditures	$0.2	$0.3	$(0.1)
Free Cash Flow	$0.5	$0.7	$(0.3)
Dividends Paid	$1.2	$1.1	$0.1
Share Repurchases	$—	$—	$—
Average Diluted Shares (millions)	536	538	(2)

Note: Numbers may not add due to rounding

$Billions	3/31/24	12/31/23	YTD Δ
Cash and Investments	$9.7	$10.9	$(1.2)
Debt Outstanding	$64.0	$64.6	$(0.6)

Note: Numbers may not add due to rounding

AMGEN REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS

2024 Guidance
For the full year 2024, the Company now expects:
•Total revenues in the range of $32.5 billion to $33.8 billion.
•On a GAAP basis, EPS in the range of $7.15 to $8.40, and a tax rate in the range of 9.5% to 11.0%.
•On a non-GAAP basis, EPS in the range of $19.00 to $20.20, and a tax rate in the range of 15.0% to 16.0%.
•Capital expenditures to be approximately $1.1 billion.
•Share repurchases not to exceed $500 million.

First Quarter Product and Pipeline Update
The Company provided the following updates on selected product and pipeline programs:

General Medicine
MariTide (maridebart cafraglutide, AMG 133)
•A Phase 2 study of MariTide, a multispecific molecule that inhibits the gastric inhibitory polypeptide receptor (GIPR) and activates the glucagon like peptide 1 (GLP-1) receptor, in adults with overweight or obesity with or without type 2 diabetes mellitus is ongoing, with topline data anticipated in late 2024.
•Planning for a comprehensive Phase 3 program across multiple indications remains on track.

AMG 786
•A Phase 1 study of AMG 786, a small molecule obesity program, is complete.

Olpasiran (AMG 890)
•The Ocean(a)-Outcomes trial, a Phase 3 cardiovascular outcomes study of olpasiran in patients with atherosclerotic cardiovascular disease and elevated Lp(a), is fully enrolled. Olpasiran is a potentially best-in-class small interfering ribonucleic acid (siRNA) molecule that reduces lipoprotein(a) (Lp(a)) synthesis in the liver.

Repatha
•EVOLVE-MI, a Phase 4 study of Repatha administered within 10 days of an acute myocardial infarction to reduce the risk of cardiovascular (CV) events, continues to enroll patients.
•VESALIUS-CV, a Phase 3 CV outcomes study of Repatha in patients at high CV risk without prior myocardial infarction or stroke, is ongoing.
•In April, data were presented from the FOURIER trial demonstrating that intensive LDL-C lowering with Repatha may lead to greater relative and absolute CV event reduction in patients with autoimmune or inflammatory diseases.
•In April, data were presented from the FOURIER and FOURIER-OLE studies demonstrating that elderly patients (≥75 years) with atherosclerotic cardiovascular disease derived similar to greater CV benefit compared to younger patients (<75 years) with early initiation of Repatha and up to 8.6 years of treatment with no significant safety concerns.

AMGEN REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS

Oncology
Tarlatamab (AMG 757)
•The U.S. Food and Drug Administration (FDA) review of the Biologics License Application (BLA) for tarlatamab, a first-in-class investigational delta-like ligand 3 (DLL3) targeting BiTE® (bispecific T-cell engager) molecule in previously treated small cell lung cancer (SCLC) continues under priority review with a Prescription Drug User Fee Act (PDUFA) date of June 12, 2024. Additional regulatory submissions are underway or complete in countries outside of the U.S.
•Advancing a comprehensive global clinical development program in SCLC:
◦DeLLphi-304, a Phase 3 study comparing tarlatamab with standard of care chemotherapy in second-line SCLC, continues to enroll patients.
◦DeLLphi-305, a Phase 3 study comparing tarlatamab and durvalumab with durvalumab alone in first-line, extensive-stage SCLC, was initiated.
◦DeLLphi-306, a Phase 3 study comparing tarlatamab with placebo following concurrent chemoradiation therapy in limited-stage SCLC is enrolling patients.
◦DeLLphi-300, a Phase 1 study of tarlatamab in relapsed/refractory SCLC is ongoing.
◦DeLLphi-302, a Phase 1b study of tarlatamab in combination with AMG 404, an anti-programmed cell death protein 1 (PD1) monoclonal antibody, in second-line or later SCLC, is ongoing.
◦DeLLphi-303, a Phase 1b study of tarlatamab in combination with standard of care in first-line SCLC, continues to enroll patients.
•DeLLpro-300, a Phase 1b study of tarlatamab in de novo or treatment-emergent neuroendocrine prostate cancer, is ongoing. Initial data from this study will be presented at the American Society of Clinical Oncology (ASCO) annual meeting in June.
•Additional data from the DeLLphi-301 Phase 2 trial, highlighting the efficacy and safety of tarlatamab analyzed by the presence of brain metastasis, will be presented at the ASCO annual meeting in June.

BLINCYTO
•The FDA review of the supplemental BLA for BLINCYTO in early-stage, CD19-positive B-cell precursor acute lymphoblastic leukemia (B-ALL) continues under priority review, with a PDUFA date of June 21, 2024. Additional regulatory submissions are underway or complete in countries outside of the U.S.
•Golden Gate, a Phase 3 study of BLINCYTO alternating with low-intensity chemotherapy in older adults with newly diagnosed Philadelphia chromosome-negative (Ph-) B-ALL, continues to enroll patients.
•The Company is planning to advance blinatumomab subcutaneous administration through a registration enabling study, with initiation anticipated H2 2024 to H1 2025.
•A Phase 1/2 study of subcutaneous blinatumomab in adults with relapsed or refractory Ph- B-ALL continues to enroll patients.

Xaluritamig (AMG 509)
•A Phase 1 monotherapy dose-expansion study of xaluritamig, a first-in-class bispecific T-cell engager targeting six-transmembrane epithelial antigen of prostate 1 (STEAP1) in metastatic castrate resistant prostate cancer has completed initial enrollment in the monotherapy portion of the study and continues to enroll subjects to explore reduced monitoring after treatment administration. An outpatient treatment cohort has also been initiated to improve administration convenience.
•A Phase 1 combination with abiraterone or enzalutamide continues to enroll patients in the dose-escalation phase, with plans to initiate expansion cohorts.
•Two additional Phase 1 studies of xaluritamig to evaluate preliminary efficacy and safety in patients with early prostate cancer are planned.

AMGEN REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS

AMG 193
•A Phase 1/1b/2 study of AMG 193, a first-in-class small molecule methylthioadenosine (MTA)-cooperative protein arginine methyltransferase 5 (PRMT5) inhibitor, continues to enroll patients with advanced methylthioadenosine phosphorylase (MTAP)-null solid tumors in the dose-expansion portion of the study.
•A Phase 1b study of AMG 193 alone or in combination with other therapies in patients with advanced MTAP-null thoracic tumors was initiated.
•A Phase 1b study of AMG 193 in combination with other therapies in patients with advanced MTAP-null gastrointestinal, biliary tract, or pancreatic cancers was initiated.
•A Phase 1/2 study of AMG 193 in combination with IDE397, an investigational methionine adenosyltransferase 2A (MAT2A) inhibitor, is enrolling patients.

Nplate
•A Phase 3 study of Nplate in chemotherapy-induced thrombocytopenia in gastrointestinal, pancreatic, or colorectal malignancies is fully enrolled. Data readout is anticipated in H2 2024.

LUMAKRAS/LUMYKRAS
•A Phase 3 study of LUMAKRAS in combination with Vectibix and FOLFIRI in first-line KRAS G12C–mutated CRC is enrolling patients.
•A U.S. regulatory submission for the Phase 3 CodeBreaK 300 trial is on track for H1 2024. This study evaluated two doses of LUMAKRAS (960 mg or 240 mg) in combination with Vectibix in patients with chemorefractory KRAS G12C–mutated metastatic colorectal cancer (CRC).
•Overall survival (OS) data from the Phase 3 CodeBreaK 300 study of LUMAKRAS plus Vectibix vs. investigator’s choice of therapy in KRAS G12C–mutated metastatic CRC will be presented at the ASCO annual meeting in June.
•A Phase 3 study of LUMAKRAS plus chemotherapy vs. pembrolizumab plus chemotherapy in first-line KRAS G12C–mutated and programmed cell death protein ligand-1 (PD-L1) negative advanced non-small cell lung cancer (NSCLC) is enrolling patients.
•Regulatory review by the European Medicines Agency (EMA) of the CodeBreaK 200 Phase 3 trial of adults with previously treated locally advanced or metastatic KRAS G12C–mutated NSCLC along with data from the Phase 2 dose-comparison substudy is ongoing.
•Updated analysis from the CodeBreaK 101 trial investigating LUMAKRAS plus carboplatin and pemetrexed in KRAS G12C advanced NSCLC will be presented at the ASCO annual meeting in June.

Bemarituzumab
•FORTITUDE-101, a Phase 3 study of bemarituzumab, a first-in-class fibroblast growth factor receptor 2b (FGFR2b) targeting monoclonal antibody, plus chemotherapy in first-line gastric cancer, continues to enroll patients.
•FORTITUDE-102, a Phase 1b/3 study of bemarituzumab plus chemotherapy and nivolumab in first-line gastric cancer, continues to enroll patients in the Phase 3 portion of the study.
•FORTITUDE-103, a Phase 1b/2 study of bemarituzumab plus oral chemotherapy regimens with or without nivolumab in first-line gastric cancer, continues to enroll patients.
•FORTITUDE-301, a Phase 1b/2 basket study of bemarituzumab monotherapy in solid tumors with FGFR2b overexpression, is ongoing.

Inflammation
TEZSPIRE
•A Phase 2 study of TEZSPIRE in chronic obstructive pulmonary disease (COPD) is complete. Overall, TEZSPIRE numerically reduced the annualized rate of moderate or severe COPD exacerbations vs. placebo by 17% (90% CI: −6, 36; p=0.1042). Of note, more reductions were observed in a subgroup of patients with baseline BEC ≥ 150 cells/μL (37% [95% CI: 7, 57]). The trend in reduction was greater in a small number of subjects with BEC ≥ 300 cells/µL. Data will be presented at the American Thoracic Society Conference (ATS) later this month.

AMGEN REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS

•A Phase 3 study of TEZSPIRE in chronic rhinosinusitis with nasal polyps is fully enrolled. Primary analysis is anticipated in H2 2024.
•In severe asthma, the WAYFINDER Phase 3b study is fully enrolled. The PASSAGE Phase 4 real-world effectiveness study and the SUNRISE Phase 3 study continue to enroll patients.
•A Phase 3 study of TEZSPIRE in eosinophilic esophagitis continues to enroll patients.

Rocatinlimab (AMG 451/KHK4083)
•The ROCKET Phase 3 program, evaluating rocatinlimab, a first in class monoclonal antibody targeting OX40, in moderate to severe atopic dermatitis, is composed of eight studies enrolling adult and adolescent patients. To date, over 2,800 patients have been enrolled in the ROCKET program with three studies having completed enrollment.
•The Phase 3 HORIZON study (part of the ROCKET program), evaluating rocatinlimab monotherapy vs. placebo in adults with moderate to severe atopic dermatitis, is fully enrolled. Data readout is anticipated in H2 2024.
•A Phase 2 study of rocatinlimab in moderate to severe asthma was initiated.
•A Phase 3 study of rocatinlimab in prurigo nodularis will be initiated in H2 2024.

Otezla
•In April, the FDA granted pediatric exclusivity and approved Otezla for the treatment of pediatric patients 6 years of age and older and weighing at least 20 kg with moderate to severe plaque psoriasis who are candidates for phototherapy or systemic therapy. This is the first pediatric indication for Otezla.
•In March, data were presented from:
•the SPROUT Phase 3 study, where 52 weeks of treatment with Otezla demonstrated sustained efficacy and safety in pediatric patients with moderate to severe plaque psoriasis.
•a Phase 3 study in Japanese Palmoplantar Pustulosis (PPP) patients where 16 weeks of treatment with Otezla demonstrated statistical significance for the primary efficacy endpoint, PPPASI 50 response, and for all secondary endpoints. Otezla improved disease severity, symptoms, and quality of life, with no new safety signals identified. These data will be submitted to regulators in Japan.

Efavaleukin alfa (AMG 592)
•A Phase 2b study of efavaleukin alfa, an interleukin 2 (IL 2) mutein Fc fusion protein, in ulcerative colitis continues to enroll patients.

Ordesekimab (AMG 714/PRV-015)
•A Phase 2b study of AMG 714, a monoclonal antibody that binds interleukin-15, in nonresponsive celiac disease has completed enrollment.

AMG 104 (AZD8630)
•The Company plans to present data from the Phase 1 study of AMG 104, an inhaled anti-thymic stromal lymphopoietin (TSLP) fragment antigen-binding (Fab), in healthy volunteers and patients with asthma, at ATS later this month.

Rare Disease
TAVNEOS
•A Phase 3, open-label, uncontrolled single-arm study to evaluate the efficacy, pharmacokinetics, and safety of TAVNEOS in combination with Rituximab or a cyclophosphamide-containing regimen in children from 6 years to < 18 years of age with active ANCA-associated vasculitis will be initiated in H2 2024.

AMGEN REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS

TEPEZZA
•Regulatory review of the New Drug Application (NDA) for TEPEZZA in Japan continues.
•Regulatory submissions for TEPEZZA were completed in Australia, Canada, Great Britain and the European Medicines Agency (EMA).
•A Phase 3 study of TEPEZZA in Japan for chronic or low clinical activity score TED continues to enroll patients.
•A Phase 3 study evaluating the subcutaneous route of administration of TEPEZZA in patients with TED was initiated.

KRYSTEXXA
•The Phase 4 AGILE study of KRYSTEXXA with methotrexate evaluating a shorter infusion duration was completed. At the 60-minute infusion duration, 67.2% of patients (78 of 116) achieved a response. The safety profile was in line with the current administration of KRYSTEXXA with methotrexate over no less than 120 minutes. Detailed data will be presented at a future medical conference.

UPLIZNA
•A Phase 3 study of UPLIZNA in myasthenia gravis is fully enrolled. Data readout is anticipated in H2 2024.
•A Phase 3 study of UPLIZNA for the prevention of flare in immunoglobulin G4- (IgG4) related disease is fully enrolled. Data readout is anticipated in H2 2024.

Dazodalibep
•Two Phase 3 studies of dazodalibep, a CD40 (cluster of differentiation 40) ligand inhibitor fusion protein, in Sjögren’s disease are enrolling patients. The first study is in patients with moderate to severe systemic disease activity, and the second study is in patients with moderate to severe symptomatic burden and low to no systemic disease activity.
•A manuscript based on data from the Phase 2 Dazodalibep Sjogren’s disease study has been accepted for publication in Nature Medicine.

Daxdilimab
•A Phase 2 study of daxdilimab, a fully human monoclonal antibody targeting immunoglobulin-like transcript 7 (ILT7), in moderate to severe active primary discoid lupus erythematosus refractory to standard of care is enrolling patients.
•A Phase 2 study of daxdilimab in dermatomyositis and antisynthetase inflammatory myositis is enrolling patients.

Fipaxalparant (formerly AMG 670/HZN 825)
•A Phase 2 study of fipaxalparant, a lysophosphatidic acid receptor 1 (LPAR1) antagonist, in idiopathic pulmonary fibrosis has completed enrollment. Data readout is anticipated in H2 2024.
•A Phase 2 study of fipaxalparant in diffuse cutaneous systemic sclerosis is enrolling patients.

Biosimilars
•The clinical comparative study portion of a randomized, double-blind pivotal study evaluating pharmacokinetic (PK) similarity of ABP 206 compared with OPDIVO® (nivolumab) in resected stage III or stage IV melanoma patients in the adjuvant setting is enrolling patients.
•The Company initiated a randomized, double-blind Phase 3 study to compare efficacy, pharmacokinetics, safety, and immunogenicity between ABP 234 and Keytruda® (pembrolizumab) in subjects with advanced or metastatic non-squamous non-small cell lung cancer.

TEZSPIRE is being developed in collaboration with AstraZeneca.
AMG 104 is being developed in collaboration with AstraZeneca
Rocatinlimab, formerly AMG 451/KHK4083, is being developed in collaboration with Kyowa Kirin.

AMGEN REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS

Ordesekimab, formerly AMG 714 and also known as PRV-015, is being developed in collaboration with Provention Bio, a Sanofi Company. For the purposes of the collaboration, Provention Bio conducts a clinical trial and leads certain development and regulatory activities for the program.
Xaluritamig, formerly AMG 509, is being developed pursuant to a research collaboration with Xencor, Inc.
IDE397 is an investigational MAT2A inhibitor from IDEAYA Biosciences.
OPDIVO is a registered trademark of Bristol-Myers Squibb Company.
KEYTRUDA is a registered trademark of Merck & Co., Inc.

AMGEN REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS

Non-GAAP Financial Measures
In this news release, management has presented its operating results for the first quarters of 2024 and 2023, in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and on a non-GAAP basis. In addition, management has presented its full year 2024 EPS and tax guidance in accordance with GAAP and on a non-GAAP basis. These non-GAAP financial measures are computed by excluding certain items related to acquisitions, divestitures, restructuring and certain other items from the related GAAP financial measures. Management has presented Free Cash Flow (FCF), which is a non-GAAP financial measure, for the first quarters of 2024 and 2023. FCF is computed by subtracting capital expenditures from operating cash flow, each as determined in accordance with GAAP.
The Company believes that its presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses certain non-GAAP financial measures to enhance an investor’s overall understanding of the financial performance and prospects for the future of the Company’s normal and recurring business activities by facilitating comparisons of results of normal and recurring business operations among current, past and future periods. The Company believes that FCF provides a further measure of the Company’s liquidity.
The Company uses the non-GAAP financial measures set forth in the news release in connection with its own budgeting and financial planning internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. The non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
About Amgen
Amgen discovers, develops, manufactures and delivers innovative medicines to help millions of patients in their fight against some of the world’s toughest diseases. More than 40 years ago, Amgen helped to establish the biotechnology industry and remains on the cutting-edge of innovation, using technology and human genetic data to push beyond what’s known today. Amgen is advancing a broad and deep pipeline that builds on its existing portfolio of medicines to treat cancer, heart disease, osteoporosis, inflammatory diseases and rare diseases.
In 2024, Amgen was named one of the “World’s Most Innovative Companies” by Fast Company and one of “America’s Best Large Employers” by Forbes, among other external recognitions. Amgen is one of the 30 companies that comprise the Dow Jones Industrial Average®, and it is also part of the Nasdaq-100 Index®, which includes the largest and most innovative non-financial companies listed on the Nasdaq Stock Market based on market capitalization.
For more information, visit Amgen.com and follow Amgen on X, LinkedIn, Instagram, TikTok, YouTube and Threads.

Forward-Looking Statements
This news release contains forward-looking statements that are based on the current expectations and beliefs of Amgen. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including any statements on the outcome, benefits and synergies of collaborations, or potential collaborations, with any other company (including BeiGene, Ltd. or Kyowa Kirin Co., Ltd.), the performance of Otezla® (apremilast) (including anticipated Otezla sales growth and the timing of non-GAAP EPS accretion), our acquisitions of Teneobio, Inc., ChemoCentryx, Inc., or Horizon (including the prospective performance and outlook of Horizon's business, performance and opportunities and any potential strategic benefits, synergies or opportunities expected as a result of such acquisition, and any projected impacts from the Horizon acquisition on our acquisition-related

AMGEN REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS

expenses going forward), as well as estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement activities and outcomes, effects of pandemics or other widespread health problems on our business, outcomes, progress, and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including our most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K. Unless otherwise noted, Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.
No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Our results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments involving current and future products, sales growth of recently launched products, competition from other products including biosimilars, difficulties or delays in manufacturing our products and global economic conditions. In addition, sales of our products are affected by pricing pressure, political and public scrutiny and reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products, including our devices, after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. In addition, our business may be impacted by the adoption of new tax legislation or exposure to additional tax liabilities. If we fail to meet the compliance obligations in the corporate integrity agreement between us and the U.S. government, we could become subject to significant sanctions. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors, or we may fail to prevail in present and future intellectual property litigation. We perform a substantial amount of our commercial manufacturing activities at a few key facilities, including in Puerto Rico, and also depend on third parties for a portion of our manufacturing activities, and limits on supply may constrain sales of certain of our current products and product candidate development. An outbreak of disease or similar public health threat, such as COVID-19, and the public and governmental effort to mitigate against the spread of such disease, could have a significant adverse effect on the supply of materials for our manufacturing activities, the distribution of our products, the commercialization of our product candidates, and our clinical trial operations, and any such events may have a material adverse effect on our product development, product sales, business and results of operations. We rely on collaborations with third parties for the development of some of our product candidates and for the commercialization and sales of some of our commercial products. In addition, we compete with other companies with respect to many of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates or development of new indications for existing products cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate or development of a new indication for an existing product will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Certain of our distributors,

AMGEN REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS

customers and payers have substantial purchasing leverage in their dealings with us. The discovery of significant problems with a product similar to one of our products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on our business and results of operations. Our efforts to collaborate with or acquire other companies, products or technology, and to integrate the operations of companies or to support the products or technology we have acquired, may not be successful. There can be no guarantee that we will be able to realize any of the strategic benefits, synergies or opportunities arising from the Horizon acquisition, and such benefits, synergies or opportunities may take longer to realize than expected. We may not be able to successfully integrate Horizon, and such integration may take longer, be more difficult or cost more than expected. A breakdown, cyberattack or information security breach of our information technology systems could compromise the confidentiality, integrity and availability of our systems and our data. Our stock price is volatile and may be affected by a number of events. Our business and operations may be negatively affected by the failure, or perceived failure, of achieving our environmental, social and governance objectives. The effects of global climate change and related natural disasters could negatively affect our business and operations. Global economic conditions may magnify certain risks that affect our business. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock. We may not be able to access the capital and credit markets on terms that are favorable to us, or at all.

###

CONTACT: Amgen, Thousand Oaks
Jessica Akopyan, 805-440-5721 (media)
Justin Claeys, 805-313-9775 (investors)

AMGEN REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS

Amgen Inc.
Consolidated Statements of (Loss) Income - GAAP
(In millions, except per-share data)
(Unaudited)

	Three months ended March 31,
	2024	2023
Revenues:
Product sales	$7,118	$5,846
Other revenues	329	259
Total revenues	7,447	6,105

Operating expenses:
Cost of sales	3,200	1,720
Research and development	1,343	1,058
Selling, general and administrative	1,808	1,258
Other	105	148
Total operating expenses	6,456	4,184

Operating income	991	1,921

Other income (expense):
Interest expense, net	(824)	(543)
Other (expense) income, net	(235)	2,064

(Loss) income before income taxes	(68)	3,442

Provision for income taxes	45	601

Net (loss) income	$(113)	$2,841

(Loss) earnings per share:
Basic	$(0.21)	$5.32
Diluted	$(0.21)	$5.28

Weighted-average shares used in calculation of (loss) earnings per share:
Basic	536	534
Diluted	536	538

AMGEN REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS

Amgen Inc.
Consolidated Balance Sheets - GAAP
(In millions)

	March 31,	December 31,
	2024	2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,708	$10,944
Trade receivables, net	6,776	7,268
Inventories	8,724	9,518
Other current assets	2,821	2,602
Total current assets	28,029	30,332

Property, plant and equipment, net	6,002	5,941
Intangible assets, net	31,372	32,641
Goodwill	18,570	18,629
Other noncurrent assets	9,007	9,611
Total assets	$92,980	$97,154

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$15,755	$16,949
Current portion of long-term debt	3,959	1,443
Total current liabilities	19,714	18,392

Long-term debt	60,061	63,170
Long-term deferred tax liabilities	1,862	2,354
Long-term tax liabilities	3,964	4,680
Other noncurrent liabilities	2,357	2,326
Total stockholders’ equity	5,022	6,232
Total liabilities and stockholders’ equity	$92,980	$97,154

Shares outstanding	536	535

AMGEN REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(Dollars in millions)
(Unaudited)

	Three months ended March 31,
	2024	2023
GAAP cost of sales	$3,200	$1,720
Adjustments to cost of sales:
Acquisition-related expenses (a)	(1,860)	(669)
Certain net charges pursuant to our restructuring and cost savings initiatives	—	(35)
Total adjustments to cost of sales	(1,860)	(704)
Non-GAAP cost of sales	$1,340	$1,016

GAAP cost of sales as a percentage of product sales	45.0%	29.4%
Acquisition-related expenses (a)	(26.2)	(11.4)
Certain net charges pursuant to our restructuring and cost savings initiatives	0.0	(0.6)
Non-GAAP cost of sales as a percentage of product sales	18.8%	17.4%

GAAP research and development expenses	$1,343	$1,058
Adjustments to research and development expenses:
Acquisition-related expenses (b)	(26)	(14)
Non-GAAP research and development expenses	$1,317	$1,044

GAAP research and development expenses as a percentage of product sales	18.9%	18.1%
Acquisition-related expenses (b)	(0.4)	(0.2)
Non-GAAP research and development expenses as a percentage of product sales	18.5%	17.9%

GAAP selling, general and administrative expenses	$1,808	$1,258
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses (b)	(96)	(34)
Non-GAAP selling, general and administrative expenses	$1,712	$1,224

GAAP selling, general and administrative expenses as a percentage of product sales	25.4%	21.5%
Acquisition-related expenses (b)	(1.3)	(0.6)
Non-GAAP selling, general and administrative expenses as a percentage of product sales	24.1%	20.9%

GAAP operating expenses	$6,456	$4,184
Adjustments to operating expenses:
Adjustments to cost of sales	(1,860)	(704)
Adjustments to research and development expenses	(26)	(14)
Adjustments to selling, general and administrative expenses	(96)	(34)
Certain net charges pursuant to our restructuring and cost savings initiatives (c)	1	(141)
Certain other expenses (d)	(106)	(7)
Total adjustments to operating expenses	(2,087)	(900)
Non-GAAP operating expenses	$4,369	$3,284

AMGEN REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS

	Three months ended March 31,
	2024	2023
GAAP operating income	$991	$1,921
Adjustments to operating expenses	2,087	900
Non-GAAP operating income	$3,078	$2,821

GAAP operating income as a percentage of product sales	13.9%	32.9%
Adjustments to cost of sales	26.2	12.0
Adjustments to research and development expenses	0.4	0.2
Adjustments to selling, general and administrative expenses	1.3	0.6
Certain net charges pursuant to our restructuring and cost savings initiatives (c)	0.0	2.5
Certain other expenses (d)	1.4	0.1
Non-GAAP operating income as a percentage of product sales	43.2%	48.3%

GAAP interest expense, net	$(824)	$(543)
Adjustments to interest expense, net:
Interest expense on acquisition-related debt (e)	—	123
Non-GAAP interest expense, net	$(824)	$(420)

GAAP other (expense) income, net	$(235)	$2,064
Adjustments to other (expense) income, net
Interest income and other expenses on acquisition-related debt (e)	—	(6)
Net losses (gains) from equity investments (f)	510	(1,853)
Total adjustments to other (expense) income, net	510	(1,859)
Non-GAAP other income, net	$275	$205

GAAP (loss) income before income taxes	$(68)	$3,442
Adjustments to (loss) income before income taxes:
Adjustments to operating expenses	2,087	900
Adjustments to interest expense, net	—	123
Adjustments to other (expense) income, net	510	(1,859)
Total adjustments to (loss) income before income taxes	2,597	(836)
Non-GAAP income before income taxes	$2,529	$2,606

GAAP provision for income taxes	$45	$601
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (g)	359	(117)
Other income tax adjustments (h)	(15)	(19)
Total adjustments to provision for income taxes	344	(136)
Non-GAAP provision for income taxes	$389	$465

GAAP tax as a percentage of income before taxes	(66.2)%	17.5%
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (g)	82.2	1.0
Other income tax adjustments (h)	(0.6)	(0.7)
Total adjustments to provision for income taxes	81.6	0.3
Non-GAAP tax as a percentage of income before taxes	15.4%	17.8%

GAAP net (loss) income	$(113)	$2,841
Adjustments to net (loss) income:
Adjustments to (loss) income before income taxes, net of the income tax effect	2,238	(719)
Other income tax adjustments (h)	15	19
Total adjustments to net (loss) income	2,253	(700)
Non-GAAP net income	$2,140	$2,141

Note: Numbers may not add due to rounding

AMGEN REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(In millions, except per-share data)
(Unaudited)

The following table presents the computations for GAAP and non-GAAP diluted earnings per share:

	Three months ended March 31, 2024		Three months ended March 31, 2023
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net (loss) income	$(113)	$2,140	$2,841	$2,141

Shares (Denominator):
Weighted-average shares for basic (loss) earnings per share	536	536	534	534
Effect of dilutive securities (i)	—	5	4	4
Weighted-average shares for diluted (loss) earnings per share (i)	536	541	538	538

Diluted (loss) earnings per share	$(0.21)	$3.96	$5.28	$3.98

(a)	The adjustments related primarily to noncash amortization of intangible assets and fair value step-up of inventory acquired from business acquisitions.

(b)	For the three months ended March 31, 2024, the adjustments related primarily to acquisition-related costs related to our Horizon acquisition. For the three months ended March 31, 2023, the adjustments related primarily to noncash amortization of intangible assets from business acquisitions.

(c)	For the three months ended March 31, 2023, the adjustments related primarily to separation costs associated with our restructuring plan initiated in early 2023.

(d)	For the three months ended March 31, 2024, the adjustments related primarily to a net impairment charge for an in-process R&D asset and changes in contingent consideration liabilities, both related to our Teneobio, Inc. acquisition from 2021. For the three months ended March 31, 2023, the adjustments related to changes in contingent consideration liabilities.

(e)	For the three months ended March 31, 2023, the adjustments included (i) interest expense and income on senior notes issued in March 2023 and (ii) debt issuance costs and other fees related to our bridge credit and term loan credit agreements, incurred prior to the closing of our acquisition of Horizon.

(f)	For the three months ended March 31, 2024 and 2023, the adjustments related primarily to our BeiGene, Ltd. equity fair value adjustment.

(g)	The tax effect of the adjustments between our GAAP and non-GAAP results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets and certain gains and losses on our investments in equity securities, whereas the tax impact of other adjustments, including the amortization of acquired inventory and expenses related to restructuring and cost savings initiatives, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rate for the adjustments to our GAAP income before income taxes for the three months ended March 31, 2024, was 13.8% compared to 14.0% for the corresponding period of the prior year.

(h)	The adjustments related to certain acquisition items, prior period and other items excluded from GAAP earnings.

(i)	During periods of net loss, diluted loss per share is equal to basic loss per share as the anti-dilutive effect of potential common shares is disregarded.

AMGEN REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS

Amgen Inc.
Reconciliations of Cash Flows
(In millions)
(Unaudited)

	Three months ended March 31,
	2024	2023
Net cash provided by operating activities	$689	$1,064
Net cash (used in) provided by investing activities	(217)	1,358
Net cash (used in) provided by financing activities	(1,708)	21,509
(Decrease) increase in cash and cash equivalents	(1,236)	23,931
Cash and cash equivalents at beginning of period	10,944	7,629
Cash and cash equivalents at end of period	$9,708	$31,560

	Three months ended March 31,
	2024	2023
Net cash provided by operating activities	$689	$1,064
Capital expenditures	(230)	(344)
Free cash flow	$459	$720

AMGEN REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS

Amgen Inc.
Reconciliation of GAAP EPS Guidance to Non-GAAP
EPS Guidance for the Year Ending December 31, 2024
(Unaudited)

GAAP diluted EPS guidance	$7.15	—	$8.40
Known adjustments to arrive at non-GAAP*:
Acquisition-related expenses (a)	10.98	—	11.03
Net losses from equity investments		0.74
Other		0.08
Non-GAAP diluted EPS guidance	$19.00	—	$20.20

* The known adjustments are presented net of their related tax impact, which amount to approximately $2.61 per share.

(a) The adjustments primarily include noncash amortization of intangible assets and fair value step-up of inventory acquired in business combinations.

Our GAAP diluted EPS guidance does not include the effect of GAAP adjustments triggered by events that may occur subsequent to this press release such as acquisitions, asset impairments, litigation, changes in fair value of our contingent consideration obligations and changes in fair value of our equity investments.

Reconciliation of GAAP Tax Rate Guidance to Non-GAAP
Tax Rate Guidance for the Year Ending December 31, 2024
(Unaudited)

GAAP tax rate guidance	9.5%	—	11.0%
Tax rate of known adjustments discussed above	5.0%	—	5.5%
Non-GAAP tax rate guidance	15.0%	—	16.0%